Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in the foregoing Registration Statement on Form SB2 of our report dated Aril 10, 2004, relating to the consolidated financial statements of OrderPro Logistics, Inc. and Subsidiary as of and for the years ended December 31, 2003 and 2002, which appears in the OrderPro Logistics, Inc. Annual Report on Form 10-KSB for the years ended December 31, 2003 and 2002 filed with the Securities and Exchange Commission on June 10, 2004. We also consent to the reference to our firm under the caption “Experts”.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida
October 28, 2004